Exhibit 16.1

March 28, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20002.

Re: AgEagle Aerial Systems, Inc. (F.K.A EnerJex Resources, Inc.)

Commission File Number 001-36492.

Ladies and Gentlemen:

We have read Item 4.01 of AGEAGLE AERIAL SYSTEMS, INC.’s Form 8-K dated March 26, 2018 and we agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ RBSM LLP